EXHIBIT 99.1

 Per-Se Technologies Announces Election of John W. Clay, Jr. to Board
                             of Directors

    ALPHARETTA, Ga.--(BUSINESS WIRE)--Oct. 28, 2004--Per-Se Technologies (Nasdaq:PSTI), the leader in Connective Healthcare solutions that help physicians and hospitals realize their financial goals, today announced that John W. Clay, Jr. of SunTrust Banks, Inc. (NYSE: STI) has been elected to Per-Se's Board of Directors. Clay's election expands Per-Se's Board to nine directors, including seven independent directors.
    Clay is vice chairman of SunTrust, one of the nation's largest commercial banking organizations. He is responsible for SunTrust's four major geographic banking units, the Mid-Atlantic, Central, Carolinas, and Florida regions, as well as the corporate and investment banking line of business and corporate sales and administration. He was elected vice chairman in August 2000. Previously, Clay was executive vice president and managing director of corporate and investment banking for SunTrust. Clay is a graduate of Vanderbilt University and the Stonier Graduate School of Banking at Rutgers University.
    Clay meets the NASD requirements for an independent director. He will serve on Per-Se's Audit and Governance Committees of the Board.
    "We are very pleased that John has joined our Board. His background and experience will bring additional financial depth and a unique perspective to both our Board and our Audit Committee," stated Philip M. Pead, Per-Se's chairman, president and chief executive officer.

    About Per-Se Technologies

    Per-Se Technologies (Nasdaq: PSTI) is the leader in Connective Healthcare. Connective Healthcare solutions from Per-Se enable physicians and hospitals to achieve their income potential by creating an environment that streamlines and simplifies the complex administrative burden of providing healthcare. Per-Se's Connective Healthcare solutions help reduce administrative expenses, increase revenue and accelerate the movement of funds to benefit providers, payers and patients. More information is available at www.per-se.com.

    CONTACT: Per-Se Technologies
             Michele Howard, 770/237-7827
             email: investors@per-se.com
             www.per-se.com